EXHIBIT 10.13

ANNUAL INCENTIVE COMPENSATION PLAN

FOR DELTIC TIMBER CORPORATION

I. PURPOSE OF THE PLAN

The purpose of the Annual Incentive Compensation Plan (hereinafter the “Plan”) for Deltic Timber Corporation is to provide incentive compensation to those officers and key employees who, in the opinion of the Committee, contribute significantly to the growth and success of the Company; to attract and retain individuals of outstanding ability; and to align the interests of those who hold positions of major responsibility in the Company with the interests of the Company stockholders.

II. DEFINITIONS

When used in the Plan, the following words and phrases shall have the following meanings:

(a)	“Base Salary” means the current applicable base salary as shown in the personnel records of the Company.

(b)	“Board” means the Board of Directors of Deltic Timber Corporation.

(c)	“Committee” means the Executive Compensation Committee of the Board or any other committee of the Board designated by Resolution of the Board to administer the Plan.

(d)	“Company” means Deltic Timber Corporation, its successors and assigns, and each of its subsidiaries designated by the Committee for participation in this Plan.

(e)	“Maximum Award Level” means the maximum level of performance as established from time to time by the Committee above which no additional awards are paid under the Plan.

(f)	“Minimum Award Level” means the minimum level of performance as established from time to time by the Committee below which no awards are paid under the Plan.

(g)	“Participant” means any officer, executive or key employee of the Company selected by the Committee to receive an award under the Plan. Nonemployee members of the Board are not eligible to receive awards under the Plan.

(h)	“Performance Criteria” means those financial and/or business measures that are selected each plan year by the Committee and used to determine awards under the Plan.

(i)	“Plan” means the Annual Incentive Compensation Plan for Deltic Timber Corporation.

(j)	“Target” means the level of performance that is judged acceptable or standard by the Committee, based on predetermined objectives. Target is the expected level of performance.

III. ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have exclusive authority to amend, modify, suspend or terminate the Plan at any time.

At the beginning of each plan year, the President and Chief Executive Officer of the Company will make recommendations to the Committee regarding Participants, size of awards, financial and business segment performance criteria and performance targets. The Committee will consider and approve or modify the recommendations as appropriate. Once adopted by the Committee, these objectives and the specific level of achievement will then be communicated to each Participant. At the conclusion of each plan year, the President and Chief Executive Officer of the Company will present to the Committee a schedule indicating actual performance results and the recommended award earned by each Participant. The Committee will review the recommendations and approve or modify the recommended award to be paid to each Participant.

IV. PERFORMANCE CRITERIA

The performance criteria to be used to measure actual performance for establishing award opportunities in the Plan shall be approved by the Committee.

V. DETERMINATION OF AWARDS

As soon as practicable after the end of each plan year, the President and Chief Executive Officer of the Company will determine the actual level of performance for each criteria. This actual level of performance will be compared to the target and a deviation from target will be determined by using payout matrices approved by the Committee. This deviation from target, expressed as a percent, will determine the actual payout, if any, for each individual and for all Participants combined. When actual performance is either above or below the target, payouts to all Participants will be increased or decreased to reflect actual performance. Actual payouts must be approved by the Committee.

The Minimum Award Level means the smallest amount to be paid a Participant for actual performance which meets predetermined objectives for each Performance Measure.

The Target Award means the award paid to each participant when actual performance meets all predetermined objectives.

The Maximum Award Level means the largest amount to be paid a Participant for actual performance which exceeds predetermined objectives for each Performance Measure.

VI. REVISED AWARD LEVELS AND PERFORMANCE CRITERIA

For Participants who are assigned to different position levels or transferred between Company organizations during the plan year, the Committee may, at any time, and upon recommendation of the President and Chief Executive Officer of the Company, establish revised award levels and performance measure(s) for that Participant.

VII. FORM OF PAYMENT

All awards under the Plan will be paid in cash, in one lump sum, subject to such payroll taxes and other deductions, if any, as may be applicable at the time of payment.

VIII. TIMING OF PAYMENT

All awards will be paid as soon as practicable following approval of actual awards by the Committee.

IX. ADJUSTMENTS

The Committee may not retroactively change any performance measure, targets, payout schedules or participation levels for a plan year, except as and to the extent determined by the Committee in the event of changes in accounting practices or extraordinary or unanticipated circumstances.

X. TERMINATION, DEATH OR DISABILITY

Awards will be paid only to Participants who are actually employed and on the payroll on the last day of each plan year. A Participant whose employment terminates prior to the end of the plan year shall forfeit any and all awards and payouts from the Plan, whether terminated by the Company or voluntarily. Those who terminate employment due to death, disability or normal retirement will be paid a pro-rata portion of any award based on their date of termination. Such prorated payments will be made at the time and in the form that all payments are normally made to all other Participants.

XI. SPECIAL INCENTIVE AWARDS

The Company’s President and Chief Executive Officer has the authority under the terms and provisions of the Plan to grant special incentive awards to both Participants and non-Participants in those years where it is reasonable to expect that performance measures will be met and incentive bonuses earned. In this regard, a special cash incentive award may be available to a full-time employee of the Company or any of its subsidiaries in recognition of the employee’s exceptional performance or unusual contributions during the year; provided that the total of such awards shall not exceed an amount calculated to be equal to 15 percent of the total incentive bonus pool for such year. Such awards will be paid in the form of a cash bonus, subject to regular payroll taxes and other deductions that may be applicable at the time of payment. Only full-time employees of the Company or its subsidiaries shall be considered to be eligible for a special incentive award; nonemployee members of the Board of Directors cannot receive an award pursuant to the Plan.

XII. MISCELLANEOUS

No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his or her right to receive any award made under the Plan.

No Participant shall have any lien on any assets of the Company by reason of any award made under the Plan.

The Company reserves the right to modify or discontinue the Plan at any time, provided, that no such modification or discontinuance shall adversely affect rights to receive any amount to which Participants have become entitled prior to such modification or termination. Neither the Plan nor any award made under the Plan shall create any employment contract or relationship between the Company and any Participant, or affect in any manner the rights of the Company with respect to the termination of employment of any Participant.

Each Participant shall be provided with a description for each plan year which shall include applicable performance measure(s) for such year, a payout schedule for various levels of performance and individual target payout percents for such Participant.

This Plan shall be binding on the successors of the Company (including any Successor Company).